As filed with the Securities and Exchange Commission on May 14, 2002
                                                    Registration No.____________

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            SMITH-MIDLAND CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   54-1727060
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

P.O. BOX 300, 5119 CATLETT ROAD, MIDLAND, VIRGINIA          22728
(Address of principal executive offices)                  (Zip Code)

                SMITH-MIDLAND CORPORATION 1994 STOCK OPTION PLAN
                            (Full title of the Plan)

                           RODNEY I. SMITH, PRESIDENT
                            SMITH-MIDLAND CORPORATION
                         P.O. BOX 300, 5119 CATLETT ROAD
                             MIDLAND, VIRGINIA 22728
                     (Name and address of agent for service)

                                 (540) 439-3266
          (Telephone number, including area code, of agent for service)

                                    copy to:
                             GARY T. MOOMJIAN, ESQ.
                             KAUFMAN & Moomjian, LLC
                   50 Charles Lindbergh Boulevard - Suite 206
                          Mitchel Field, New York 11553
                                 (516) 222-5100

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed            Proposed
         Title of                 Amount to           maximum             maximum
        Securities              be registered      offering price        aggregate           Amount of
     to be registered                (1)             per share       offering price (2)   registration fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01       575,000             (2)                $659,718             $60.70
-----------------------------------------------------------------------------------------------------------

(1) Represents the shares of Common Stock, par value $.01 per share, issuable pursuant to the Smith-Midland Corporation 1994 Stock Option Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such indeterminable number of additional shares of common stock as may become issuable pursuant to anti-dilution provisions contained in such plan.
(2) Pursuant to Rule 457(h), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated
         (a) with respect to 68,575 shares, on the basis of $1.94, the average of the high and low prices for the common stock on May 13, 2002, and
         (b) with respect to 506,425 shares, on the basis of $1.04, the average exercise price of options previously granted.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I will be sent or given to "employees" (as such term is defined in paragraph 1(a) of General Instructions A to Form S-8) as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         Smith-Midland Corporation (the "Registrant") hereby incorporates by reference the documents listed below previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001; and

         2. The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A, including any amendment(s) or report(s) filed for the purpose of updating such description.

         In addition, all documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

Item 4.  Description of Securities.
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The Registrant's Certificate of Incorporation, as amended to date, eliminates, in certain circumstances, the personal liability of directors of the Registrant for monetary damages resulting from breaches of their fiduciary duties as directors except, pursuant to the limitations of the Delaware General Corporation Law, (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General

Corporation Law, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which a director derived an improper personal benefit. The Registrant's By-Laws provide indemnification to directors, officers, employees, and agents, including against claims brought under state or Federal securities laws, to the fullest extent allowable under Delaware law.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         Set forth below are all exhibits to the Registration Statement:

Number        Description
------        -----------
5.1           Opinion and consent of Kaufman & Moomjian, LLC
10.1          Smith-Midland Corporation 1994 Stock Option Plan (as amended through March 31, 2002)
23.1          Consent of BDO Seidman, LLP
23.2          Consent of Kaufman & Moomjian, LLC (Included in legal opinion filed as Exhibit 5.1.)

Item 9.  Undertakings.
         ------------

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
                  (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
                  (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
                  (c) include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Virginia, on the 14th day of May, 2002.


                               SMITH-MIDLAND CORPORATION


                               By:          /s/ Rodney I. Smith
                                  --------------------------------------------
                                  Name:  Rodney I. Smith
                                  Title: President and Chief Executive Officer
                                  Principal Executive Officer)


                               By:         /s/ Robert E. Albrecht, Jr.
                                  --------------------------------------------
                                  Name:  Robert E. Albrecht, Jr.
                                  Title: Chief Financial Officer
                                 (Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title         Date
         ---------                      -----         ----

 /s/ Rodney I. Smith                    Director      May 14, 2002
---------------------------------                     ------------------
Rodney I. Smith


 /s/ Ashley B. Smith                    Director      May 14, 2002
---------------------------------                     ------------------
Ashley B. Smith


  /s/ Wesley A. Taylor                  Director      May 14, 2002
---------------------------------                     ------------------
Wesley A. Taylor


                                        Director
---------------------------------                     ------------------
Andrew Kavounis

                            SMITH-MIDLAND CORPORATION

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

Number      Description
------      -----------
5.1         Opinion and consent of Kaufman & Moomjian, LLC
10.1        Smith-Midland Corporation 1994 Stock Option Plan (as amended through March 31, 2002)
23.1        Consent of BDO Seidman, LLP
23.2        Consent of Kaufman & Moomjian, LLC (Included in legal opinion filed as Exhibit 5.1.)